Exhibit No. 99

For Immediate Release

REGIS SUCCESSFULLY COMPLETES RESTRUCTURING OF
COMPANY OWNED SMARTSTYLE PORTFOLIO

MINNEAPOLIS, January 8, 2018 - Regis Corporation (NYSE: RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today announced it will close approximately 600 nonperforming Company owned SmartStyle salons on January 31, 2018.
“Our people are at the center of who we are and what we do,” said Hugh Sawyer, President and Chief Executive Officer of Regis Corporation. “As a result, any decision that may affect our associates is carefully considered prior to implementation. To retain the unique talent and loyalty of our stylist community, we intend to offer many of our impacted stylists and salon managers comparable positions in other SmartStyle or Regis family of brands salons.”
Mr. Sawyer continued, “Consistent with our multi-year strategic plan, Regis is taking steps in 2018 to restructure our salon portfolio to improve shareholder value and position the company for long-term growth. Today’s announcement, when combined with the previously announced sale and subsequent franchising of our mall-based and international salons, delivers on that commitment.”
“This initiative is a positive step forward and we anticipate this action will allow Regis to reallocate capital and human resources to strategically grow our remaining 2,000 SmartStyle salons with creative new offerings within Walmart,” said Mr. Sawyer.
“Regis is committed to maintaining our leadership position in the salon industry,” added Mr. Sawyer. “As a result, we are making significant strategic and operational changes to our business to increase customer traffic, invest in new technologies, decrease non-strategic costs, expand our franchise capabilities and create a new eco-system for customer interaction.”
The closure of this group of nonperforming company owned salons is expected to be the only material reduction in Regis’ SmartStyle salon portfolio for the foreseeable future. “With SmartStyle and other Regis brands continuing to maintain an extensive Company owned and franchised footprint across the country, we believe this action will substantially complete the restructuring of our nonperforming Company owned salon portfolio during the first year of our strategic and operational transformation,” Mr. Sawyer concluded.
Announcement Conference Call and Webcast
Regis Corporation will host a conference call via webcast discussing this announcement today, January 8, 2018, at 9 a.m., Central time. Interested parties are invited to participate in the live webcast by logging on to www.regiscorp.com or by phone by dialing (888) 378-4439 and entering access code 2630624. A replay of the presentation will be available later that day. The replay phone number is (888) 203-1112, access code 2630624.
About Regis Corporation
Regis Corporation (RGS) is a leader in beauty salons and cosmetology education. As of September 30, 2017, the Company owned, franchised or held ownership interests in 8,944 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters,

Roosters and First Choice Haircutters. Regis maintains an ownership interest in Empire Education Group in the U.S. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:
http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

CONTACT: REGIS CORPORATION:
Paul Dunn
VP, Finance and Investor Relations, 952-947-7915